CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Contrafund of our report dated February 11, 2026, relating to the financial statements and financial highlights of Fidelity Advisor New Insights Fund; of our reports dated February 12, 2026, relating to the financial statements and financial highlights of Fidelity Contrafund and Fidelity Contrafund K6; of our report dated February 13, 2026, relating to the financial statements and financial highlights of Fidelity Series Opportunistic Insights Fund, which appear in Fidelity Contrafund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 19, 2026